EXHIBIT 10.63

May 4, 2001

Brett T. White

Belmont, CA 94002

Dear Brett,

I am pleased to offer you the position of CFO & EVP of Finance for Broadbase Software, Inc. reporting directly to me. This letter outlines the proposed terms of employment with Broadbase. Your start date will be effective immediately.

Your annual salary will be $190,000 paid bi-monthly, to be reviewed on an annual basis. There is an incentive bonus associated with this position allowing you to make an additional $50,000. Your bonus will be based on achievement of your objectives and is paid on a semi-annual basis. Contingent upon your acceptance of this offer today, you will receive a sign on bonus of $25,000 payable on your first paycheck.

I will recommend that you will be granted an option to purchase 450,000 shares of stock at the purchase price of 92 cents. This grant is subject to approval by the Board of Directors after your employment begins. The option would vest over four years and would be governed by the additional terms set forth in the Company's stock option agreement. In the event of a change in control of at least 50% of the voting stock of Broadbase or its successor in interest, in conjunction with your constructive termination, then 50% of your unvested shares shall immediately vest. You will be entitled to one year severance (including option vesting) in the event of a termination without cause or the previously described change in control coupled with your termination.

The Company will provide to you the health, holiday, vacation and other benefits available to all its employees. Enclosed, for your review, is information related to some of the benefits.

To indicate your acceptance of this offer of employment, please sign below and return me by fax at (650) 614-8302. Employment at Broadbase is subject to your signing the attached nondisclosure and inventions agreement, as well. Please also understand that your employment is not governed by any written or oral contract and is considered an "at-will" agreement. This means that you are free, as is the Company, to terminate the employment relationship at any time for any reason, so long as there is not violation of applicable state or federal law.

Brett, all of us welcome you in joining Broadbase and we look forward to having you on our team. Meanwhile, if you have any questions, please do not hesitate to call me at (650) 614-8304.

Sincerely,

Chuck Bay

CEO & President

Accepted

Signature:_______________

Name: Brett T. White

Start Date:___________________